Exhibit (n)

DEUTSCHE DWS STATE TAX-FREE INCOME SERIES

AMENDED AND RESTATED

MULTI-DISTRIBUTION SYSTEM PLAN

WHEREAS, Deutsche DWS State Tax-Free Income Series (the “Fund,” and each underlying portfolio of the Fund, a “Series”) is adopting this Amended and Restated Multi-Distribution System Plan (the “Plan”). The Fund is an open-end investment management company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, DWS Investment Management Americas, Inc. (“DIMA”) serves as investment adviser and DWS Distributors, Inc. (“DDI”) serves as principal underwriter and distributor for the Fund;

WHEREAS, the Fund has established an Amended and Restated Multi-Distribution System enabling each Series, as more fully reflected in its prospectuses, to offer investors the option of purchasing shares of the Series with one or more of the following classes of shares: (a) with a front-end sales load (which may vary among Series) and with a Rule 12b-1 Plan providing for a service fee (“Class A shares”); (b) without a front-end sales load, but subject to a CDSC (which may vary among Series) and a Rule 12b-1 Plan providing for a distribution fee and a service fee (“Class C shares”); (c) solely to certain investors, without a front-end sales load, a CDSC, or a Rule 12b-1 Plan providing for a distribution fee or service fee (“Class S shares”); (d) solely to eligible institutions and other eligible investors, without a front-end sales load, a CDSC, or a Rule 12b-1 Plan providing for a distribution fee or service fee (“Institutional Class shares”);and (e) with a front-end sales load and Rule 12b-1 Plan providing for a distribution and/or service fee, but without a CDSC (“Class T shares”);

WHEREAS, the Fund or a Series may offer or issue some or all of the classes listed above; and

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.

NOW, THEREFORE, the Fund, wishing to issue multiple classes of shares in accordance with Rule 18f-3 under the 1940 Act, hereby adopts this Plan, as follows, on behalf of the Series:

1.       Each class of shares will represent interests in the same portfolio of investments of the Series, and be identical in all respects to each other class, except as set forth below. The only differences among the various classes of shares of the Series will relate solely to: (a) different distribution fee payments or service fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto), which will be borne solely by shareholders of such class; (b) different service or administrative fees associated with a service or administrative plan for a specific class and any

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other costs relating to implementing or amending such service or administrative plan; (c) different account minimums; (d) the bearing by each class of its Class Expenses, as defined in Section 2(b) below; (e) the voting rights related to any Rule 12b-1 Plan affecting a specific class of shares; (f) separate exchange privileges; (g) different conversion features; and (h) different class names and designations.

2.       (a) The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of the Series shall be allocated to each share of the Series, on the basis of its net asset value relative to the net asset value of the Series pursuant to Rule 18f-3(c)(1)(i) of the 1940 Act. Expenses to be so allocated include expenses of the Fund that are not specifically attributable to the Series (or any other series of the Fund), which shall first be allocated among each Series of the Fund based upon their relative aggregate net assets (“Fund Expenses”) and expenses of the Series not attributable to a particular class of the Series (“Series Expenses”) to the extent that such expenses are not paid by DIMA pursuant to the Administrative Services Agreement, as in effect from time to time, between DIMA and the Fund (including any subsequent amendments thereto) (the “Administrative Services Agreements”). Fund Expenses may include, but are not limited to, Board Members’ fees and certain legal fees. Series Expenses include, but are not limited to, the Administrative Fee under the Administrative Services Agreement, advisory fees and other expenses relating to the management of the Series’ assets. Notwithstanding the above allocation methodology, the fixed costs charged under the Agency Agreement with DWS Service Company shall be allocated each month to each class of each Series based on the number of open shareholder accounts within that class during the month.

(b) Expenses attributable to one or more particular classes, which are allocated on the basis of the amount incurred on behalf of each class (“Class Expenses”), will include the following types of expenses to the extent that such expense is not paid by DIMA under the Administrative Services Agreement and to the extent that such expense is attributable to a specific class: (a) transfer agent fees attributable to a specific class, (b) any distribution fees or service fees associated with any Rule 12b-1 Plan for a specific class and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto); (c) sub-recordkeeping fees (including omnibus recordkeeping fees) attributable to a specific class; (d) service or administrative fees associated with a service or administrative plan for a specific class and any other costs relating to implementing or amending such service or administrative plan; (e) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of the Series; (f) registration fees (other than state filing fees imposed on a Fund-wide basis and Securities and Exchange Commission registration fees); (g) the expense of administrative personnel and services as required to support the shareholders of a specific class; (h) litigation or other legal expenses and audit or other accounting expenses relating to a specific class; (i) Board Members’ fees incurred as a result of issues relating to a specific class; and (j) shareholder or Board Members’ meeting costs that relate to a specific class. All expenses described in clauses (a) through (j) of this paragraph may be allocated as Class Expenses, but only if the Fund’s President and Treasurer have determined, subject to review by the Fund’s Board of Trustees, which expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

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       In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Fund Expense or Series Expense, and in the event a Fund Expense or Series Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval (or ratification) by the Board of Trustees.

Any changes in the categories of expenses that will be allocated as Class Expenses shall be submitted for approval (or ratification) by the Board of Trustees, including a majority of the Board Members who are not “interested persons” of the Fund, as defined in the 1940 Act (the “Independent Board Members”). Any changes to such expense allocation shall be set forth in a schedule as amended from time to time and approved (or ratified) by the Board of Trustees, including a majority of the Independent Board Members, which schedule shall form a part of this Plan.

3.       Class C shares will automatically convert to Class A shares of the same Series at the relative net asset values of the two classes no later than the end of the month in which the tenth anniversary of the date of purchase occurs (or such earlier date as the Trustees of the Fund may authorize), provided that the relevant Series or the financial intermediary through which the shareholder purchased such Class C shares has records verifying the completion of the ten-year aging period. Class C shares issued upon reinvestment of income and capital gain dividends and other distributions will be converted to Class A shares on a pro rata basis with the Class C shares. For purposes of calculating the time period remaining on the conversion of Class C shares to Class A shares, Class C shares received on exchange retain their original purchase date. No sales charges or other charges will apply to any such conversion.

4.       Any conversion of shares of one class to shares of another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares should not constitute a taxable event under federal income tax law. Any such conversion may be suspended if such a ruling or opinion is no longer available.

5.       To the extent exchanges are permitted, shares of any class of the Series (except for Class T shares) will be exchangeable with shares of the same class of another series, with shares of a different class of the Series (provided that the shareholder requesting the intra-Series exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange, subject to the discretion of DDI), or with money market fund shares as described in the applicable prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act. Class T shares will have no exchange privileges.

6.       Dividends paid by the Series as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution fees, service fees, or administrative services fees and Class Expenses allocated to a class will be borne exclusively by that class.

7.       Any distribution arrangement of the Fund, including distribution fees, front-end sales loads and CDSCs, will comply with Financial Industry Regulatory Authority, Inc. Rule 2341.

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       8.       All material amendments to this Plan must be approved by a majority of the members of the Fund’s Board, including a majority of the Independent Board Members.

The Board of Trustees, including a majority of the Independent Board Members, has approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class, each Series and the Fund. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

Dated: September 25, 2020

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